Exhibit 99.3

Goldman, Sachs & Co. | 200 West Street | New York, New York 10282
Tel: 212-902-1000 | Fax: 212-902-3000

December 23, 2011

Board of Directors

Transatlantic Holdings, Inc.

80 Pine Street,

New York, NY – 10005

Re:	Amendment No. 2 to Registration Statement on Form S-4 of
Alleghany Corporation (File No. 333-178353) relating to Common Stock of Alleghany Corporation
(the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated November 20, 2011 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Alleghany Corporation (“Alleghany”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Transatlantic Holdings, Inc. (the “Company”) of the Aggregate Consideration (as defined therein) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of November 20, 2011 (the “Agreement”), by and among Alleghany, Shoreline Merger Sub, LLC, a wholly owned subsidiary of Alleghany (“Merger Sub”), and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Alleghany has determined to include our opinion in the above-referenced Amendment No. 2 to the Registration Statement. Our opinion is not intended to, and may not, be relied upon by Alleghany.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Transatlantic’s Financial Advisor–Goldman, Sachs & Co.”, “Background of the Merger”, “Transatlantic’s Reasons for the Merger; Recommendation of the Transatlantic Board of Directors”, and “Opinion of Transatlantic’s Financial Advisor–Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in Amendment No. 2 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of Amendment No. 2 to the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose

Board of Directors

Transatlantic Holdings, Inc.

December 23, 2011

consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)